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                                                                    Exhibit 99.1

THE LIMITED, INC. COMPLETES SPIN-OFF OF TOO, INC.

COLUMBUS, Ohio, Aug. 23 -- The Limited, Inc. (NYSE: LTD; London) and Too, Inc. (NYSE: TOO - NEWS) jointly announced today the completion by The Limited of the spin-off of Too, Inc., formerly named "Limited Too, Inc." Too, Inc. is a specialty retailer of apparel, underwear, sleepwear, swimwear, lifestyle and personal care products for fashion-aware, trend-setting young girls and operates its 332 stores under the "Limited Too" trade name. In the spin-off, The Limited distributed approximately 30 million shares of Too, Inc.'s common stock by distributing one share of Too, Inc.'s common stock for every seven shares of The Limited's common stock held at the close of business on August 11, 1999, the record date for the spin-off. As previously announced, effective as of today, EquiServe, First Chicago Division, the distribution agent for the spin-off, will distribute only whole shares of Too, Inc.'s common stock and a check for the cash value of any fractional interest in Too, Inc.'s common stock. "Regular way" trading of Too, Inc.'s common stock on the New York Stock Exchange under the ticker symbol "TOO" will begin on August 24, 1999.

The Limited, through Express, Lerner New York, Lane Bryant, Limited Stores, Structure, Galyan's and Henri Bendel, presently operates 3,373 specialty stores. The Limited also owns approximately 84% of Intimate Brands, Inc. (NYSE: IBI -
NEWS), the leading specialty retailer of intimate apparel, beauty and personal care products through the Victoria's Secret and Bath & Body Works brands. Victoria's Secret products are available through 859 lingerie and beauty stores, The Victoria's Secret Catalogue and online at http://www.victoriassecret.com. Bath & Body Works products are available in 1,126 stores.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward looking statements made by The Limited and Too, Inc. involve material risks and uncertainties and are subject to change based on various important factors which may be beyond the control of The Limited and Too, Inc. Accordingly, the future performance and financial results of The Limited and Too, Inc. may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to; those described in the filings with the Securities and Exchange Commission of The Limited and Too, Inc. The Limited and Too, Inc. do not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.

Please contact EquiServe, First Chicago Division, the distribution agent for the spin-off, for copies of the Information Statement. EquiServe's address is 525 Washington Boulevard, Suite 4690, Jersey City, NJ 07310, and its telephone number is 800-317-4445.